Exhibit 99.1

DFIN Successfully Completes Pension Plan Termination

New York, NY — October 23, 2025 — Donnelley Financial Solutions, Inc. (NYSE: DFIN) (“DFIN” or the “Company”) today confirmed the successful completion of the previously announced termination of its primary defined benefit pension plan (the “Plan”), which had been frozen since 2011. The process, which began in 2024, was completed in the third quarter of 2025, at which time the Company settled the Plan obligations through a combination of lump sum payments to certain Plan participants and the purchase of a non-participating irrevocable group annuity contract from a third-party insurer, backed by state guarantees (the “Plan Settlement”).

In connection with the Plan Settlement, the Company made a cash contribution of $12.5 million to fully fund the Plan during the third quarter of 2025. As a result of the Plan Settlement, the Company remeasured the Plan’s assets and obligations and will recognize a pre-tax non-cash settlement charge of approximately $83 million in its third quarter 2025 results, due to the recognition of unrealized accumulated Plan losses previously reported within accumulated other comprehensive loss on the Company’s balance sheet. The Plan Settlement results in the removal of a net liability of approximately $10 million (approximately $200 million of Plan obligations and approximately $190 million of Plan assets) from the Company’s balance sheet.

“This transaction reflects our continued commitment to prudent financial management and delivering long-term value to our shareholders,” said Dave Gardella, Chief Financial Officer. “By fully funding the Plan and partnering with a trusted insurer, we’ve secured future benefits for Plan participants while reducing risk and further enhancing our financial flexibility.”

About DFIN

DFIN is the leading global provider of compliance and regulatory software and services, fueling end-to-end investment company regulatory compliance needs, complex capital markets transactions, and essential financial reporting at every stage of the corporate lifecycle. Our mission is simple: to empower clients with the software and support they need to stay ahead of public company filings, investment company filings, private reporting, and beneficial owner reporting, while enhancing workflow efficiency. We bring deep expertise to every engagement, driving transparency and collaboration built on confidence and reliability. Learn more at DFINsolutions.com or follow us on LinkedIn.